Exhibit 99.1

Lime Energy Board Makes Change at Chief Executive Officer

Huntersville, North Carolina, November 26, 2013 — Lime Energy Co. (NASDAQ: LIME), the nation’s leading provider of energy efficiency for small businesses, announced today that on November 25, 2013, its Board of Directors (the “Board”) terminated the employment of John O’Rourke, the Company’s Chief Executive Officer and simultaneously promoted Adam Procell to be Chief Executive Officer.  Prior to his promotion, Mr. Procell was the Company’s President and Chief Operating Officer.  Mr. O’Rourke remains a director of the Company and a nominee for re-election to the Board at the Annual Meeting of Stockholders to be held on December 3, 2013.

Until his appointment as President and Chief Operating Officer of the Company in September 2013, Mr. Procell, age 45, was Divisional President and Vice President of Sales and Marketing of the Company. Prior to joining the Company in April 2009, Mr. Procell served as the National Director of Energy Efficiency & Carbon Management for AECOM Technology Corporation (ACM: NYSE).

About Lime Energy Co.

Lime Energy is building a new energy future.  As a leading national provider of energy efficiency for small business customers, Lime designs and implements direct install programs for our utility clients which consistently exceed program savings goals.  Our award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction.  This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “hope,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward- looking statements. These risks include those described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; such factors are incorporated here by reference.